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                                                                   EXHIBIT 10.14


                             TAX SHARING AGREEMENT
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     THIS TAX SHARING AGREEMENT (the "Agreement") is made and entered into as of
June __,1999 by and among Synetic, Inc., a Delaware corporation ("Synetic"), and CareInsite, Inc., a Delaware corporation ("CareInsite").


     WHEREAS, CareInsite is making an initial public offering (the "Offering") of its stock as contemplated by the Registration Statement (No. 333-75071);

     WHEREAS, as a result of the Offering, CareInsite will cease to be a member of Synetic's consolidated group for federal income tax purposes;

     WHEREAS, CareInsite shall remain a member of Synetic's combined group for California state and local tax purposes; and

     WHEREAS, the parties hereto desire to set forth their agreements with regard to their respective liabilities for federal, state and local taxes for periods before and after the Offering and to provide for certain other tax matters;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties do hereby agree as follows:


     1.   Remittance to Synetic.  (a)  For all periods prior to the Offering and
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during which CareInsite has been included in the consolidated federal income tax returns of Synetic and with respect to years in which CareInsite is required to be included in the consolidated federal income tax returns of Synetic but for which such returns have not yet been filed, CareInsite shall remit to Synetic in a timely manner all federal income taxes that would have been due had CareInsite filed a separate federal income tax return for the applicable period. If, in determining its separate federal income tax liability, CareInsite determines that it would experience a net operating loss resulting in no federal income tax liability for a taxable period in which it was included in Synetic's consolidated federal income tax return, CareInsite shall be entitled to a payment from Synetic, calculated by Synetic and equal to the reduction in the federal income tax liability of the Synetic consolidated group by reason of the use of such net operating loss. If during the period that CareInsite files a consolidated return with Synetic, CareInsite owns one or more subsidiaries that are also included in the Synetic consolidated return, then, for purposes of this Agreement, the tax which would have been payable by CareInsite and its subsidiary (or subsidiaries) if they had filed separate federal income tax return shall be computed as if CareInsite and its subsidiary had filed a separate consolidated return.
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          (b)  For all periods during which CareInsite has been, is or will be included in one or more state and local income tax returns with Synetic on a combined, unitary or other consolidated basis (hereinafter "Combined Returns"), CareInsite has or will remit to Synetic in a timely manner all taxes that would have been due any state or local government from CareInsite if it had filed a separate state or local income tax return for the applicable period. If during the period that CareInsite files a Combined Return with Synetic, CareInsite owns one or more subsidiaries that are also included in the Combined Return, then, for purposes of this Agreement, the tax which would have been payable by CareInsite and its subsidiary (or subsidiaries) if they had filed separate state or local income tax returns shall be computed as if CareInsite and its subsidiary had filed a Combined Return as a separate, combined or unitary group. If, in determining its separate state or local income tax liability, CareInsite determines that it would experience a net operating loss resulting in no state or local income tax liability for a taxable period in which it was included in Synetic's Combined Return, CareInsite shall be entitled to a payment from Synetic, calculated by Synetic and equal to the reduction in the state or local income tax liability of the Synetic combined group by reason of the use of such net operating loss.

     2.   Taxes Due; Indemnification.  Synetic has been and shall continue to be
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responsible for all federal, state or local income taxes due as a result of the filing of all consolidated, combined or unitary income tax returns which include CareInsite. Except for payments required to be made by CareInsite to Synetic in accordance with this Agreement, Synetic shall indemnify CareInsite for all income tax liabilities for periods during which CareInsite was included in Synetic's consolidated income tax returns (including, for state and local tax liabilities, all income tax liabilities for periods during which CareInsite was, or will be, included in Synetic's Combined Returns).

     3.   Refunds.  Synetic shall remit to CareInsite in a timely manner all
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refunds, together with interest thereon and net of any tax cost to Synetic, that would be due CareInsite as if CareInsite had filed income tax returns on a separate basis (determined in the same manner as in section 1 of this Agreement).

     4.     Parent Tax Items.  (a)  For purposes of this section 4, "Parent Tax
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Items" shall mean income, gain, loss or deductions in respect of (i) the grant, exercise, vesting or disposition by an employee of CareInsite of a stock option on stock of Synetic acquired pursuant to one or more employee stock option plans or similar arrangements of Synetic, and (ii) any legal expenses, settlement payments, monetary damages, costs and related items involving the Merck litigation (as defined in the Indemnification Agreement by and between Synetic and CareInsite dated January 2, 1999 (the "Indemnification Agreement")) for the account, or on behalf of, CareInsite and that are paid, reimbursed or otherwise indemnified against by Synetic pursuant to the Indemnification Agreement.
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          (b) CareInsite shall calculate for each tax year that ends following the Offering (each a post-offering tax year) (i) the aggregate amount of income taxes actually payable by CareInsite and any of its subsidiaries, for such post-offering tax year ("CareInsite's Actual Tax Liability") and (ii) the aggregate amount of income taxes that would have been payable by CareInsite and any of its subsidiaries if determined without regard to any Parent Tax Items ("CareInsite's Hypothetical Tax Liability"). The Actual Tax Liability and Hypothetical Tax Liability shall be calculated both for federal, state and local income taxes including state franchise taxes imposed in lieu of an income tax. In calculating CareInsite's Actual Tax Liability and CareInsite's Hypothetical Tax Liability, net operating losses, to the extent generated by Parent Tax Items in prior taxable years, shall be treated as Parent Tax Items in carryforward years. CareInsite shall provide Synetic with copies of its calculations of CareInsite's Actual Tax Liability and CareInsite's Hypothetical Tax Liability, together with any documentation or supporting information reasonably requested by Synetic to enable it to verify the accuracy of such calculations, within thirty (30) days following the filing of all income tax returns of CareInsite with respect to such post-offering tax year.

          (c) If, for any post-offering tax year, CareInsite's Actual Tax Liability is greater than CareInsite's Hypothetical Tax Liability, Synetic shall pay CareInsite an amount equal to such difference. If, for any post-offering tax year, CareInsite's Hypothetical Tax Liability is greater than CareInsite's Actual Tax Liability, CareInsite shall pay Synetic an amount equal to such difference. Payments under this section shall be made by the later of (i) forty-five (45) days following the filing of all tax returns of CareInsite for the applicable post-offering tax period, and (ii) ten (10) days after the date that a final agreement is reached as to the calculation of CareInsite's Actual Tax Liability and CareInsite's Hypothetical Tax Liability for such post-offering tax year.

          (d) CareInsite shall report each of the Parent Tax Items to the fullest extent, and in the earliest tax year following the Offering, allowable under applicable law after taking into account the various limitations under the Code to which those items may be subject in such tax years.

          (e) Synetic shall provide CareInsite on a timely basis with such information, documentation and assistance as is necessary or otherwise reasonably requested by CareInsite in order to compute the Parent Tax Items, and to satisfy any and all reporting, withholding and payroll tax obligations under the Code and applicable state and local law. Without limiting the foregoing, Synetic shall deliver to CareInsite, in sufficient time for CareInsite to comply with its tax return reporting and wage withholding obligations (including FICA and FUTA), the identity of, and amount of compensation per, individual, and any documentation and other information in support thereof reasonably requested by CareInsite or any tax authority.
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          (f) If CareInsite's Actual Tax Liability or CareInsite's Hypothetical
Tax Liability for any post-offering tax year changes (by reason of the filing of amended tax returns, audit adjustments agreed to with a tax authority, final dispositions of administrative or judicial proceedings), CareInsite shall recalculate CareInsite's Actual Tax Liability and CareInsite's Hypothetical Tax Liability for such post-offering tax year. Synetic and CareInsite shall promptly notify each other of any change or event that might give rise to such a change. CareInsite shall provide Synetic with copies of its recalculations, together with any documentation or supporting information reasonably requested by Synetic to enable it to verify the accuracy of such recalculations, within thirty (30) days following any such change.

          (g) Notwithstanding anything to the contrary in this section 4, nothing in this Agreement shall require CareInsite or Synetic to make payments to each other on account of an item described in section 4(a)(ii) to the extent the tax benefit or detriment of such item has been taken into account in computing the amount indemnified against under section 1 of the Indemnification Agreement.

     5.   Net Operating Losses.  If for any taxable year beginning on or after
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the Offering, CareInsite incurs a net operating loss that may be carried back to a taxable year for which a consolidated federal income tax return was filed, CareInsite shall make an election for federal income tax purposes to relinquish the entire carryback period with respect to any such net operating loss.

     6.   Audits.  Synetic shall have responsibility for and control over any
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tax controversy or audit with respect to federal income taxes of members of its consolidated group for federal income tax purposes and with respect to state and local income taxes of members with which it files Combined Returns for state and local income tax purposes. Notwithstanding the preceding sentence, if, with respect to any proposed adjustment, CareInsite would bear a substantially greater economic burden than Synetic in the event the proposed adjustment was sustained, then Synetic shall consult with CareInsite and allow CareInsite to participate in the audit or controversy with respect to that adjustment, provided, however, that Synetic shall have ultimate control over and responsibility for any such audit or controversy. In the event of any changes to such consolidated federal income tax returns or Combined Returns upon audit by the relevant taxing authority, a recalculation of the tax liability of CareInsite shall be made and appropriate payments (including any interest and penalties) shall be made between CareInsite and Synetic based on the result of such audit. Synetic shall not consent to any adjustments which would increase the tax liabiltiy of CareInsite without the consent of CareInsite, which consent shall not be unreasonably withheld and provided that Synetic may consent to such adjustments if (at the request and expense of CareInsite) Synetic has the right to and does file a refund claim which preserves the right of CareInsite to contest the adjustment.
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     7.   Filing of Returns.  Synetic shall be responsible for filing the
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consolidated federal income tax returns and the Combined Returns, and for making all elections with respect thereto, for all periods during which CareInsite is or was included in such returns. CareInsite (and any of its subsidiaries) shall furnish Synetic at least sixty (60) days before the due date (including extensions) of any such consolidated or Combined Return with its completed section of such return, prepared in accordance with this Agreement, in accordance with instructions from Synetic. The parties agree to cooperate with each other in the preparation of all required tax returns and in connection with the audit of such tax returns including making available to each other all applicable records and other documents pertinent thereto.

     8.   Dispute Resolution.  In an effort to resolve informally and amicably
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any claim or controversy arising out of or related to the interpretation or performance of this Agreement without resorting to litigation, the parties shall first notify the other parties of any difference or dispute hereunder that requires resolution. The disputing parties shall each designate an employee to investigate, discuss and seek to settle the matter between them. If such parties are unable to settle the matter within thirty (30) days after such notification, the matter shall be submitted to an independent public accounting firm or law firm of recognized national standing and mutually acceptable to the parties, which shall issue its determination (which determination shall be final and binding as to the parties absent manifest error) within thirty (30) days.

     9.   Assignment.  No party shall assign or transfer any of its rights under
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this Agreement without the prior written consent of the other parties.

     10.  Notices.  All notices, requests, demands and other communications
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provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answerback is received.

          If to Synetic:

          Synetic, Inc.
          669 River Drive, River Drive Center II
          Elmwood Park, New Jersey  07407
          Attention:  Chief Financial Officer
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          If to CareInsite:

          CareInsite, Inc.
          669 River Drive, River Drive Center II
          Elmwood Park, New Jersey 07407
          Attention: Chief Financial Officer

     11.  Governing Law.  This Agreement shall be governed by the laws of the
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State of New York.

     12.  Entire Agreement.  This Agreement constitutes the entire understanding
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between the parties and supersedes all proposals, commitments, writings, negotiations and understandings, oral and written, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may not be amended, terminated or otherwise modified except in writing duly executed by all of the parties. A waiver by any party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any subsequent breach or violation thereof.

     13.  Counterparts.  This Agreement may be executed in several counterparts,
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each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     14.  Severability.  Should any part, term or condition hereof be declared
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illegal or unenforceable or in conflict with any other law, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby, and the illegal or unenforceable portions of the Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact.

     15.  Headings.  Section headings are for convenience only and do not
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control or affect the meaning or interpretation of any terms or provisions of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


                              Synetic, Inc.



                              Name: Kirk G. Layman
                              Title: Senior Vice President -- Finance,
                                     Chief Accounting Officer



                              CareInsite, Inc.



                              Name: James R. Love
                              Title: Executive Vice President and Chief
                                     Financial Officer